Exhibit 99.1


   Zumiez Inc. Announces Record Fiscal 2007 Second Quarter Results

           Q2-07 Net Sales Increased 47.0% to $82.0 Million;

       Comparable Store Sales Increased 11.6% in Second Quarter;

                 Q2-07 Diluted EPS Up 83.3% to $0.11;

       Company Raises Fiscal 2007 EPS Guidance to $0.97 to $0.99


    EVERETT, Wash.--(BUSINESS WIRE)--Aug. 22, 2007--Zumiez Inc.
(NASDAQ: ZUMZ) today reported results for the second quarter ended
August 4, 2007.

    Total net sales for the second quarter (13 weeks) ended August 4, 2007 increased by 47.0% to $82.0 million from $55.8 million reported in the second quarter ended July 29, 2006 (13 weeks). The company posted net income for the quarter of $3.1 million or $0.11 per diluted share versus $1.6 million or $0.06 per diluted share in the second quarter of the prior fiscal year. Comparable store sales increased 11.6% for the second quarter of fiscal 2007 compared to a 12.6% increase in the second quarter of fiscal 2006.

    Total net sales for the first six months (26 week period) of fiscal 2007 increased by 45.6% to $150.8 million from $103.5 million reported in the first six months of the prior year. The company posted net income of $4.7 million or $0.16 per diluted share in the first six months of 2007 versus $2.8 million or $0.10 per diluted share in the prior year. Comparable store sales increased 11.4% for the first six months of fiscal 2007 compared to 15.8% for the first six months of fiscal 2006.

    Rick Brooks, President and Chief Executive Officer of Zumiez Inc., stated, "We are pleased to have reported another strong quarter, and feel our unique retail model has Zumiez very well positioned as we head into the back half of the year. We opened 12 new stores in the second quarter and 31 stores year-to-date. We remain on track to open 50 new stores in fiscal 2007 and continue to believe that we can eventually operate 800 Zumiez stores in the U.S."

    2007 Outlook

    The company remains focused on its long-term financial targets of comparable store sales growth in the mid single digit range, net square footage expansion of approximately 20%, and diluted EPS growth in excess of 30%. Given the stronger than planned results in the first half of the year, the company is increasing its guidance for fiscal 2007 to $0.97 to $0.99 per diluted share, up from the previous guidance of $0.94 to $0.96 in diluted earnings per share. Weighted average diluted shares for the fiscal year are expected to be approximately 29,500,000.

    In putting forth this outlook, the company reminds investors of the complexity of accurately assessing future growth given the difficulty in predicting fashion trends and consumer preferences, boardsports popularity and participation rates, general economic conditions and the impact of other business variables and risks.

    A conference call will be held today to discuss second quarter results and will be webcast at 5:00 p.m. ET on http://ir.zumiez.com. Participants may also dial (800) 295-4740 followed by the conference identification code of 55107296.

    About Zumiez Inc.

    Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. As of August 4, 2007 we operate 266 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

    Safe Harbor Statement

    Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the company's quarterly report on Form 10-Q for the quarter ended May 5, 2007 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

                             ZUMIEZ INC.
            CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
           (in thousands, except share and per share data)
                             (Unaudited)

                         Three Months Ended       Six Months Ended
                       ----------------------- -----------------------
                       August 4,    July 29,   August 4,    July 29,
                           2007        2006        2007        2006
                       ----------- ----------- ----------- -----------
Net sales              $    81,974 $    55,756 $   150,765 $   103,541
Cost of goods sold          53,701      36,981     100,677      69,500
                       ----------- ----------- ----------- -----------
Gross profit                28,273      18,775      50,088      34,041

Selling, general and
 administrative
 expenses                   23,571      16,780      43,203      30,576
                       ----------- ----------- ----------- -----------
Operating profit             4,702       1,995       6,885       3,465

Interest income, net           327         231         753         583
Other expense                    -        (16)         (1)        (16)
                       ----------- ----------- ----------- -----------
Earning before income
 taxes                       5,029       2,210       7,637       4,032

Provision for income
 taxes                       1,911         568       2,902       1,281
                       ----------- ----------- ----------- -----------

Net income             $     3,118 $     1,642 $     4,735 $     2,751
                       =========== =========== =========== ===========

Basic net income per
 share                 $      0.11 $      0.06 $      0.17 $      0.10
                       =========== =========== =========== ===========

Diluted net income per
 share                 $      0.11 $      0.06 $      0.16 $      0.10
                       =========== =========== =========== ===========

Weighted average shares
 outstanding, Basic     28,540,326  27,396,890  28,478,125  27,299,864

Weighted average shares
 outstanding, Diluted   29,186,270  28,903,588  29,094,234  28,768,373


                             ZUMIEZ INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                 (in thousands, except share amounts)

                                    August 4,  February 3,  July 29,
                                      2007        2007        2006
                                   ----------- ----------- -----------
                                   (Unaudited)  (Audited)  (Unaudited)
              Assets
Current assets
Cash and cash equivalents          $     6,139 $     8,161 $     4,221
Marketable Securities                   27,283      43,816      10,366
Receivables                             13,384       5,223       6,196
Inventory                               61,803      42,157      51,783
Prepaid expenses and other               4,457       3,593       3,610
Deferred tax assets                      1,900       1,551       1,485
                                   ----------- ----------- -----------
     Total current assets              114,966     104,501      77,661

Leasehold improvements and
 equipment, net                         62,255      49,889      45,447
Goodwill                                13,154      12,904      11,635
Deferred tax assets                        433           -           -
                                   ----------- ----------- -----------
     Total long-term assets             75,842      62,793      57,082

     Total assets                  $   190,808 $   167,294 $   134,743
                                   =========== =========== ===========

     Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable             $    38,405 $    24,164 $    30,075
Book Overdraft                               -       6,083           -
Accrued payroll and payroll taxes        3,318       4,784       3,317
Income taxes payable                         -       6,598           -
Current portion of deferred rent
 and tenant allowances                   1,817       1,377       1,180
Other accrued liabilities                6,575       6,566       7,860
                                   ----------- ----------- -----------
     Total current liabilities          50,115      49,572      42,432

Long-term deferred rent and tenant
 allowances, less current portion       15,470      12,069      10,226
Deferred tax liabilities                     -         841         807
                                   ----------- ----------- -----------
     Total long-term liabilities        15,470      12,910      11,033

Commitments and contingencies               --          --          --

Shareholders' equity
Preferred stock, no par value,
 40,000,000 shares authorized; none
 issued and outstanding                     --          --          --
Common stock, no par value,
 100,000,000 shares authorized;
 28,688,861 shares issued and
 outstanding at August 4, 2007,
 27,880,512 shares issued and
 outstanding at February 3, 2007,
 and 27,553,420 issued and
 outstanding at July 29, 2006           60,983      45,311      39,885
Accumulated other comprehensive
 loss                                     (10)        (14)        (16)
Retained earnings                       64,250      59,515      41,409
                                   ----------- ----------- -----------
     Total shareholders' equity        125,223     104,812      81,278

     Total liabilities and
      shareholders' equity         $   190,808 $   167,294 $   134,743
                                   =========== =========== ===========


    CONTACT: Zumiez Inc.
             Trevor Lang, 425-551-1500 ext. 1564
             Chief Financial Officer
             or
             Investors:
             Integrated Corporate Relations
             David Griffith/Chad Jacobs, 203-682-8200